Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated June 13, 2022
Pricing Supplement Dated June __, 2022 to the Product Prospectus Supplement No. ERN-ES-1, the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021
$_________ Digital Plus Barrier Notes Linked to the Common Stock of Amazon.com, Inc., Due December 29, 2023 Royal Bank of Canada

Royal Bank of Canada is offering the Digital Plus Barrier Notes (the “Notes”) linked to the performance of the common stock of Amazon.com, Inc. (the “Reference Asset”).
The CUSIP number for the Notes is 78015QBE0, and the ISIN number is US78015QBE08. The Notes do not pay interest. Any payments on the Notes are subject to our credit risk. The Notes will not be listed on any securities exchange.
The Notes provide a fixed payment of 107% of the principal amount if the Final Price of the Reference Asset is greater than or equal to its Barrier Price, which is 80% of the Initial Price. If the Final Price exceeds the Initial Price by more than 7%, the Notes will provide a one-for-one positive return, subject to the Maximum Redemption Amount of 139% of the principal amount of the Notes. However, investors will receive shares of the Reference Asset at maturity if its closing price on the Valuation Date is less than the Barrier Price, and the value of these shares is expected to be significantly less than the principal amount of the Notes, as further described below. Accordingly, investors may lose all or a significant portion of their principal amount.
Issue Date: June 28, 2022
Maturity Date: December 29, 2023
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement, on page S-2 of the prospectus supplement and on page 1 of the prospectus. The Notes will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.50%	$
Proceeds to Royal Bank of Canada	97.50%	$
(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $975.00 and $1,000 per $1,000 in principal amount.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC (“RBCCM”), acting as our agent, would receive a commission of approximately $25.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $25.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $913.04 and $963.04 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	June 23, 2022
Issue Date:	June 28, 2022
Valuation Date:	December 26, 2023
Maturity Date:	December 29, 2023, subject to extension for market and other disruptions, as described in the product prospectus supplement.
Interest Payments:	None. No payments will be made prior to the maturity date.
Payment at Maturity (if held to maturity):
If the Final Price is greater than or equal to the Barrier Price but less than or equal to 139% of the Initial Price, then the investor will receive the greater of:
•    the Digital Payment; and
•    $1,000 + ($1,000 x Percentage Change)
If the Final Price is greater than 139% of the Initial Price, then the investor will receive the Maximum Redemption Amount.

However, if the Final Price is less than the Barrier Price (the Percentage Change is less than -20%), then the investor will receive at maturity, for each $1,000 in principal amount, a number of shares of the Reference Asset equal to the Physical Delivery Amount (or at our election, the cash value of those shares).
In this case, you will lose a significant portion, or possibly even all, of the principal amount.

Digital Payment:	107% of the principal amount ($1,070 for each $1,000 in principal amount of the Notes).
Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Asset equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement. Fractional shares will be paid in cash.
If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you at maturity, we will pay the Cash Delivery Amount in lieu of delivering shares.

P-2	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Price.
Initial Price:
The closing price of the Reference Asset on the Trade Date. The Initial Price will be subject to adjustment in the event of certain corporate events affecting the Reference Asset, as set forth in the product prospectus supplement.

Final Price:	The closing price of the Reference Asset on the Valuation Date.
Maximum Redemption Amount:	139% of the principal amount ($1,390 for each $1,000 in principal amount of the Notes)
Barrier Price:	80% of the Initial Price.
Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Price is less than the Barrier Price.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “—Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. In particular, please note that you may receive shares of the Reference Asset at maturity. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031259/brhc10028936_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
HYPOTHETICAL RETURNS
The examples below are based on the following terms:
Hypothetical Initial Price:	$100.00*
Hypothetical Physical Delivery Amount:	10 shares ($1,000 divided by $100)
Hypothetical Barrier Price:	$80.00 which is 80.00% of the hypothetical Initial Price
Digital Payment:	107% of the principal amount
Maximum Redemption Amount:	139% of the principal amount
Principal Amount:	$1,000 per Note
* The hypothetical Initial Price of $100 used in the examples below has been chosen for illustrative purposes only and is not the expected actual Initial Price. The actual Initial Price will be set forth in the final pricing supplement relating to the Notes.
Final Price	Percentage Change	Payment at Maturity	Physical Delivery Amount as Number of Shares of the Reference Asset	Cash Delivery Amount
$150.00	50.00%	$1,390.00	n/a	n/a
$140.00	40.00%	$1,390.00	n/a	n/a
$139.00	39.00%	$1,390.00	n/a	n/a
$130.00	30.00%	$1,300.00	n/a	n/a
$120.00	20.00%	$1,200.00	n/a	n/a
$110.00	10.00%	$1,100.00	n/a	n/a
$107.00	7.00%	$1,070.00	n/a	n/a
$100.00	0.00%	$1,070.00	n/a	n/a
$90.00	-10.00%	$1,070.00	n/a	n/a
$80.00	-20.00%	$1,070.00	n/a	n/a
$79.99	-20.01%	Physical or Cash Delivery Amount	10	$799.90
$70.00	-30.00%	Physical or Cash Delivery Amount	10	$700.00
$60.00	-40.00%	Physical or Cash Delivery Amount	10	$600.00
$50.00	-50.00%	Physical or Cash Delivery Amount	10	$500.00
$40.00	-60.00%	Physical or Cash Delivery Amount	10	$400.00
$30.00	-70.00%	Physical or Cash Delivery Amount	10	$300.00
$20.00	-80.00%	Physical or Cash Delivery Amount	10	$200.00
$10.00	-90.00%	Physical or Cash Delivery Amount	10	$100.00
$0.00	-100.00%	Physical or Cash Delivery Amount	10	$0.00

P-5	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The price of the Reference Asset increases to a Final Price of $150.00.
Because the Final Price is greater than the Barrier Price, but the Percentage Change is greater than 39.00%, an investor will receive at maturity a payment of $1,390 per $1,000 in principal amount of the Notes, equal to the Maximum Redemption Amount.
Example 2: The price of the Reference Asset increases to a Final Price of $115.00.
Because the Final Price is greater than the Barrier Price, but the Percentage Change is not greater than 39.00%, an investor will receive at maturity a payment of $1,150 per $1,000 in principal amount of the Notes, calculated as follows:
 Principal Amount + (Principal Amount x Percentage Change) = $1,000 + ($1,000 x 15%) = $1,150
Example 3: The price of the Reference Asset decreases to a Final Price of $90.00.
Because the Final Price is greater than the Barrier Price, the investor will receive $1,070, representing the Digital Payment, even though the Percentage Change is negative.
Example 4: The price of the Reference Asset decreases to a Final Price of $40.00.
Because the Final Price is less than the Barrier Price, the investor will receive 10 shares of the Reference Asset at maturity, or under the circumstances described above, the Cash Delivery Amount, calculated as follows:
Physical Delivery Amount x Final Price = 10 x $40 = $400
An investor will lose all or a portion of the principal amount if the Final Price is less than the Barrier Price.

P-6	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose Some or All of the Principal Amount of the Notes at Maturity –– Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Reference Asset between the Trade Date and the Valuation Date. If the Final Price is less than the Barrier Price, the value of the shares or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Asset from the Trade Date to the Valuation Date. If you receive shares of the Reference Asset, they may decrease in value between the Valuation Date and the maturity date, further reducing your return on the Notes.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity –– There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited –– The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes –– The Notes are our senior unsecured debt securities. As a result, your receipt of any amounts due on the Notes is dependent upon our ability to repay our obligations at that time. This will be the case even if the price of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses –– There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These

P-7	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set –The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest –– We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the Reference Asset (the ‘‘Reference Asset Issuer’’), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the price of the Reference Asset and, therefore, the market value of the Notes.

Risks Relating to the Reference Asset
•
Owning the Notes Is Not the Same as Owning the Reference Asset –– The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Asset. For example, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Asset during the term of your Notes; accordingly, an investment in the Notes may return less than an actual investment in the Reference Asset. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Asset may have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, and you will not fully participate in such appreciation.

P-8	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
•
There Is No Affiliation Between the Reference Asset Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Asset Issuer — We are not affiliated with the Reference Asset Issuer. However, we and our affiliates may currently, or from time to time in the future engage, in business with the Reference Asset Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Asset. The Reference Asset Issuer is not involved in this offering and has no obligation of any sort with respect to your Notes. The Reference Asset Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments –– The payments on the Notes are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSET
The Reference Asset is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Asset Issuer is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by the Reference Asset Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Amazon.com, Inc.
Amazon.com, Inc. is an online retailer that offers a wide range of products including books, music, computers, electronics and numerous other products. The company also operates a cloud platform.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN.”

P-10	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
Historical Information

The following graph sets forth the historical performance of the Reference Asset from January 1, 2012 to June 10, 2022. The closing price of the Reference Asset on June 10, 2022 was $109.65. The horizontal line represents a hypothetical Barrier Price of $87.72, which is equal to 80% of the closing price of the Reference Asset on June 10, 2022.

We obtained the information regarding the historical performance of the Reference Asset from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of this information.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-12	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about June 28, 2022, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 3 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-13	RBC Capital Markets, LLC

Digital Plus Barrier Notes Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-14	RBC Capital Markets, LLC